MorganJoseph

TriArtisan

September 4, 2012

Andina Acquisition Corporation

Carrera 10 No. 28-49, Torre A. Oficina 20-05, Bogota, Colombia

Attention:	A. Lorne Weil, Non-Executive Chairman Julio A. Torres, Co-Chief Executive Officer Luis Eduardo Robayo Salom, Co-Chief Executive Officer

Gentlemen:

This is to confirm the engagement of Morgan Joseph TriArtisan LLC (“MJTA”) on a non-exclusive basis to render merger and acquisition (“M&A”) advisory services to Andina Acquisition Corporation (the "Company") relative to prospective acquisitions. In that connection, MJTA will:

(i)	provide advisory services, including company screening and general business and financial analysis, transaction feasibility analysis of prospective acquisitions;
(ii)	if requested by the Company, participate in negotiations with prospective target companies with respect to an acquisition; and
(iii)	advise and assist management of the Company in making appropriate presentations concerning any prospective acquisitions, if requested by the Company.

An “acquisition” shall mean any transaction or series or combination of transactions, whereby, directly or indirectly, control of a material interest in a company or any of its businesses or assets is transferred for consideration, including, without limitation, a sale or exchange of capital stock or assets, a lease of assets with or without a purchase option, a merger or consolidation, a tender or exchange offer, a leveraged buy-out or recapitalization, the formation of a joint venture, minority investment or partnership, or any similar transaction.

If during the term of this engagement an acquisition(s) occur with one or more target companies, regardless of whether the party or parties to an acquisition were identified by MJTA or whether MJTA rendered advice concerning the acquisition, or if within 18 months after the termination of MJTA engagement hereunder an acquisition shall occur, then the Company shall pay MJTA, for its services hereunder, a cash fee equal to $500,000 payable at the closing of such acquisition(s) (the “Advisory Fee”). In the event that such acquisition(s) shall occur with Montana Industria de Maquinas Ltda (or any related entity, collectively “Montana”), then an additional cash fee of $500,000 shall be paid at the closing of the acquisition in addition to the Advisory Fee. The Company and MJTA shall enter into a separate engagement letter in the event that the Company enters into discussions regarding an acquisition with a potential target company other than Montana identified by MJTA.

Morgan Joseph TriArtisan Group Inc.
600 Fifth Avenue, 14th Floor, New York, NY 10020-2302 • Telephone: +1 212.218.3700 • Facsimile: +1 212118.3718
www.mjta.com

Andina Acquisition Corporation September 4, 2012 Page 2 of 7	MorganJoseph TriArtisan

In addition to any fees payable hereunder, MJTA shall be reimbursed by the Company on a monthly basis for its out-of-pocket expenses (including legal fees and disbursements) in connection with this engagement without regard to whether any acquisition is consummated.

The Company and MJTA agree that Schedule A attached hereto forms an integral part of this letter agreement and is hereby incorporated herein by reference in its entirety

MJTA hereby acknowledges that the Company is a recently organized blank check company formed for the purpose of acquiring (an “Initial Business Combination”) one or more businesses or assets. MJTA further acknowledges that the Company’s sole assets consists of the cash proceeds of the recent public offering (the “IPO”) and private placements of its securities, and that substantially all of those proceeds have been deposited in a trust account with a third party (the “Trust Account”) for the benefit of the Company, certain of its stockholders and the underwriters of its IPO. The monies in the Trust Account may be disbursed only (i) if the Company completes an Initial Business Combination, to certain redeeming public stockholders, to the underwriters in the amount of underwriting discount and commissions they earned in the 1130 but whose payment they have deferred, and then to the Company; and (ii) if the Company fails to complete an Initial Business Combination within the allotted time period and liquidates, subject to the terms of the agreement governing the Trust Account, to the Company in limited amounts to permit the Company to pay the costs and expense of its liquidation and dissolution, and then to the Company’s public stockholders (as such term is defined in the agreement governing the Trust Account). For and in consideration of the Company’s agreement to enter into this agreement, MJTA hereby waives any right, title, interest or claim of any kind (any “Claim”) it has or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom (except amounts released to the Company as describe in clause (i) above) as a result of, or arising out of any Claims against the Company or otherwise arising under this engagement letter. Notwithstanding the above, MJTA does not waive any claim they may have under this engagement letter following the consummation of an acquisition with a target.

During the term of the engagement, MJTA will keep confidential any material nonpublic information about the Company and the prospective target made available to MJTA by the Company in connection with its engagement hereunder and will not use such confidential information other than in connection with its engagement hereunder or related engagements with the Company; provided, such confidential information shall not include (i) any information already available to or in the possession of MJTA prior to the date of its disclosure to MJTA by the Company (ii) any information that is or becomes generally available to the public without breach of this agreement, or (iii) any information which becomes available to MJTA on a non-confidential basis from a third party who is not known by MJTA to be bound by a confidentiality obligation to the Company and provided further, that such confidential information may be disclosed (a) to MJTA partners, employees, agents, advisors and representatives in connection with its engagement hereunder who shall be informed of the confidential nature of the information; (b) to any person with the consent of the Company; (c) if MJTA is required to disclose such information pursuant to law, judicial or administrative process or regulatory demand or request of any body having jurisdiction over MJTA or (d) if such disclosure is deemed necessary by MJTA in litigation or any other proceeding in which it or any of its current or former directors, officers, employees, agents, representatives, affiliates or any person who controls MJTA is, or is threatened to be made, a party. This subparagraph supersedes any prior agreement between the Company and MJTA respecting confidentiality.

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This engagement shall continue in effect December 31, 2013 unless terminated at any time with or without cause by either MJTA or the Company upon 10 business days written notice thereof to the other party, except that the indemnification agreement referred to above and set forth in the attached Schedule A and the provisions of the paragraphs hereof regarding compensation and reimbursement shall survive the term of this engagement.

This letter agreement contains the entire agreement between the Company and MJTA concerning the subject matter hereof, supersedes all prior agreements with respect thereto and no modifications of this agreement or waiver of the terms and conditions hereof will be binding upon either party, unless approved in writing by both parties. This letter agreement has been duly authorized and executed by each of the parties hereto and constitutes the legal, binding obligation of each such party. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws. The Company irrevocably and unconditionally submits to the exclusive jurisdiction of any State or Federal court sitting in New York City over any action, suit or proceeding arising out of or relating to this letter agreement. The Company irrevocably and unconditionally waives any objection to the laying of venue of any such action, suit or proceeding brought in any such court and any claim that any such action, suit or proceeding has been brought in an inconvenient forum. EACH OF MJ AND THE COMPANY (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY LAW, ON BEHALF OF ITS SHAREHOLDERS) WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT. The Company understands that MJTA is acting solely as a financial advisor, is acting as an independent contractor, and not in a fiduciary capacity, and is not undertaking to provide any legal, accounting, or tax advice in connection with its engagement under this letter agreement.

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Please confirm that the foregoing is in accordance with your understandings and agreements with MJTA by signing and returning to us the duplicate of this letter enclosed herewith.

Very truly yours,

MORGAN JOSEPH TRIARTISAN LLC

By:	/s/ Tina Pappas
Tina Pappas
Managing Director

CONFIRMED AND AGREED:

ANDINA ACQUISITION CORPORATION

By:	/s/ A. Lorne Weil
Name: B. Luke Weil
Title: Non-Executive Chairman

Andina Acquisition Corporation September 4, 2012 Page 5 of 7	MorganJoseph TriArtisan

SCHEDULE A

This Schedule A is incorporated by reference into Morgan Joseph TriArtisan LLC’s engagement letter dated September 4, 2012 (the “Engagement Letter”) with Andina Acquisition Corporation (the “Company”) in connection with the matter or matters described in such Engagement Letter.

The Company agrees to indemnify and hold harmless Morgan Joseph TriArtisan LLC (“MJTA”) and its affiliates and their respective directors, managers, officers, employees, agents and controlling persons (each, with MJTA, an “Indemnified Person”) from and against all losses, claims, damages, liabilities or expenses (or actions or proceedings, including security holder actions or proceedings, in respect thereof), joint and several, related to or arising out of such engagement or the rendering of additional services by MJTA as requested by the Company that are related to the services rendered under the Engagement Letter, or MJTA’s role in connection therewith (collectively, a “Claim” and/or “Loss”), and will reimburse each Indemnified Person promptly for all expenses (including counsel fees and expenses) as they are incurred by an Indemnified Person in connection with the investigation of, preparation for, or defense of, any pending or threatened Claim, or any such action or proceeding arising therefrom, whether or not such Indemnified Person is a formal party to any such lawsuit or other proceeding (“Proceeding”) and whether or not such Proceeding is initiated by or brought on behalf of the Company. In the event an Indemnified Person is forced to litigate against the Company to enforce rights under its Engagement Letter and such Indemnified Person is finally judicially determined to be entitled to such enforcement, then the Company shall be obligated to pay such Indemnified Person’s counsel fees and expenses.

An Indemnified Person is not entitled to the foregoing indemnification to the extent such Claim is finally judicially determined to have resulted solely from such Indemnified Person’s gross negligence or willful misconduct.

The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any person asserting claims on the Company’s behalf or in the Company’s right for or in connection with such engagement, except to the extent that such Claim is finally judicially determined to have resulted solely from such Indemnified Person’s gross negligence or willful misconduct. In no event, regardless of the legal theory advanced, shall any Indemnified Person be liable for any consequential, indirect or incidental or special damages of any nature.

If the indemnity or reimbursement referred to above is, for any reason whatsoever, unenforceable, unavailable or otherwise insufficient to hold each Indemnified Person harmless, the Company agrees to contribute to amounts paid or payable by an Indemnified Person in respect of such Indemnified Person’s Losses so that each Indemnified Person ultimately bears only a portion of such Losses as is appropriate (i) to reflect the relative benefits received by each such Indemnified Person, respectively, on the one hand and the Company (and the Company’s security holders) on the other hand, or (ii) if the allocation on that basis is not permitted by applicable law, to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of each such Indemnified Person, respectively, and the Company as well as any other relevant equitable considerations; provided, however, that in no event shall the aggregate contribution of all Indemnified Persons to all Losses exceed the amount of the fee actually received by MJTA pursuant to the Engagement Letter.

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The Company agrees that without MJTA’s prior written consent the Company will not enter into any settlement or compromise of, or consent to, any judgment in a Proceeding arising out of the transactions contemplated by the Engagement Letter and in which MJTA or any other Indemnified Person could reasonably be likely to be an actual or potential party to such Proceeding, unless such settlement, compromise or judgment (i) includes an explicit and unconditional release from the party bringing such Proceeding of all Indemnified Persons from all liability arising therefrom and (ii) the amount involved in any such settlement, compromise, consent or termination is paid in full directly by the Company or on behalf of the Company, and such compromise settlement, consent or termination does not (x) acknowledge any liability of or wrongdoing by an Indemnified Person, (y) adversely affect the business of an Indemnified Person, or (z) limit the future conduct of an Indemnified Person whether by injunction, consent decree or other decree or otherwise.

Promptly after an Indemnified Person’s receipt of notice of the commencement of any Proceeding, an Indemnified Person shall notify the Company in writing of the commencement thereof, but omission so to notify the Company will not relieve the Company from any liability which the Company may have to such Indemnified Person, except the Company’s obligations to indemnify to the extent that the Company suffers actual prejudice as a result of such failure, but shall not relieve the Company from the Company’s obligation to provide reimbursement of expenses (including counsel fees and expenses), The Company further agrees that the Indemnified Persons are entitled to retain separate counsel of their choice in connection with any of the matters in respect of which indemnification, reimbursement or contribution may be sought under this Agreement, and the reasonable fees and expenses of such counsel shall be included in the indemnification hereunder.

The Company will pay to MJTA and each Indemnified Person, in addition to the other fees and expenses payable to it, the charges as incurred and as reasonably determined by MJTA for any time of any officers, directors or employees of MJTA devoted to appealing and preparing to appear as witnesses, assisting in preparation for hearings, trials or pretrial matters or otherwise with respect to hearings, trials, pretrial matters and other proceedings in any way relating to, or referred to in, or arising out of, the Engagement Letter or MJTA’s role in connection therewith. The Company will also pay the fees and expenses of the Indemnified Person’s counsel in connection with the matters referred to in this paragraph.

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The foregoing shall be in addition to any rights that MJTA may have at common law or otherwise. The Engagement Letter including this Schedule A shall be binding upon and inure to the benefit of Company’s successors, assigns, heirs, and personal representatives, and upon

MJTA and any other Indemnified Person and their respective successors, assigns, heirs and personal representatives.

It is understood that, in connection with MJTA’s engagement, MJTA may also be requested to act for the Company in one or more additional capacities, and that the terms of any such additional engagement may be embodied in one or more separate written or oral agreements. The obligations set forth in this Schedule A shall apply to each of MJTA’s engagements by the Company and any modification of any of such engagements, and shall remain in full force and effect following their completion or termination.

The provisions of this Schedule A may not be amended or modified except in writing and shall be governed by and construed in accordance with the laws of the State of New York. The Company hereby consents to personal jurisdiction and service and venue in any court in which any claim which is subject to the provisions of this Schedule A is brought against an Indemnified Person. MJTA HEREBY AGREES, AND THE COMPANY HEREBY AGREES FOR ITSELF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF THE COMPANY’S SECURITYHOLDERS, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTERCLAIM OR ACTION ARISING OUT OF THIS ENGAGEMENT LETTER, INCLUDING THE PROVISIONS OF THIS SCHEDULE A, OR MJTA’S PERFORMANCE THEREUNDER.